EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact
News 20.03	Investor Relations: 281-504-4000
Email: info@harkenenergy.com
www.harkenenergy.com

For Immediate Release

Harken Gives Notice of Conversion and

Redemption of Certain Convertible Notes

HOUSTON, Texas, (October 24, 2003) – Harken Energy Corporation (AMEX: HEC) (“Harken”) announced today that it has exercised its rights to mandatorily convert its 7% Senior Convertible Notes due 2007 that were issued before January 31, 2003 (the “7% Notes”) for shares of Harken common stock. Pursuant to the terms of the 7% Notes, Harken has designated November 24, 2003 as the mandatory conversion date. On the mandatory conversion date, each 7% Note outstanding as of that date will be converted to shares of Harken common stock equal to the principal amount of the 7% Notes to be converted, plus accrued and unpaid interest thereon through the mandatory conversion date, divided by the appropriate conversion price set by the 7% Notes. Currently, there is approximately $4,222,000 principal amount of 7% Notes outstanding, which would result in an issuance of up to approximately 11,850,919 shares of common stock upon mandatory conversion.

Harken also announced today that it has provided notice of its election to redeem the 5% Convertible Note Due November 26, 2003 (the “5% Note”). The notice provides that the 5% Note will be redeemed in shares of Harken common stock on November 26, 2003, the designated redemption date. In accordance with the terms of the 5% Note, on the redemption date, Harken will issue approximately 8,566,651 shares of its common stock which is equal to 115% of the sum of the current outstanding principal balance of the 5% Note of $5,669,706.77, plus accrued and unpaid interest through that date, divided by the approximate redemption rate of $0.78 as calculated under the terms of the 5% Note.

Harken’s Chairman, Alan G. Quasha, stated, “Harken is nearing the end of its restructuring phase, and we expect to end the year with a strong balance sheet. We are now turning our attention to significantly growing our assets, earnings and cash flow.”

Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” as defined by federal law. Although Harken believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in Harken’s annual reports filed with the Securities and Exchange Commission.